 Exhibit 99.1

FOR IMMEDIATE RELEASE:	Stanley Furniture Company, Inc.
August 2, 2016	Investor Contact: Anita W. Wimmer
(336) 884-7698

STANLEY FURNITURE ANNOUNCES

THIRD QUARTER 2016 RESULTS

High Point, NC, October 25, 2016/GLOBE NEWSWIRE/ -- Stanley Furniture Company, Inc. (Nasdaq-NGS:STLY) today reported sales and operating results for the third quarter of 2016.

Third quarter 2016 financial results compared to prior year:

•     Net sales were $11.0 million compared to $13.8 million, down 19.8%.

•     Gross profit margins were 16.6% compared to 24.8%, negatively impacted by discounting older product, promotional activities and lower sales.

•     Selling, general and administrative expenses were $3.8 million, or 34.5% of net sales, compared to $2.8 million, or 20.5% of net sales.

•     Net loss from continuing operations was $2.1 million compared to net income from continuing operations of $391,000.

•     A special $1.25 per share cash dividend totaling $17.6 million was distributed to shareholders. An additional $0.25 per share dividend was declared subsequent to quarter end.

•     Available cash at quarter end was $7.3 million and restricted cash was $663,000.

Year-to-date 2016 financial results compared to prior year:

•     Net sales were $34.8 million compared to $43.6 million, down 20.2%.

•     Gross profit margins were 18.5% compared to 23.5%.

•     Selling, general and administrative expenses were $10.6 million, or 30.5% of net sales, compared to $9.9 million, or 22.8% of net sales.

•     Net loss from continuing operations was $5.0 million compared to net income of $4.4 million, including $4.8 million in CDSOA proceeds in the prior year.

•     Used approximately $3.2 million of cash in operations, $17.6 million to pay a $1.25 per share special dividend and $1.0 million to repurchase company common stock.

Sales Overview:

Sales continued to be negatively impacted by production delays in conjunction with the company’s strategic manufacturing alliance with Starwood Manufacturing Corporation. New product introductions manufactured at the new factory constructed to support the alliance and introduced since the fall season of 2015 are expected to be either completed in the fourth quarter or are already in transit to customers.

The new factory built by Starwood and dedicated to Stanley’s new product did not make the significant progress expected during the quarter. The quarter ended with over 60% of the company’s order backlog assigned to this factory.  Capacity utilization was again hindered by initial production runs of new designs, and costs and delays associated with product quality issues negatively impacting margins.

 “Our wholesale customers clearly see the difficulties we are experiencing getting our overseas operations with Starwood where we expect them to be in order to provide the level of product quality and service they deserve,” said Glenn Prillaman, President and Chief Executive Officer.  “Our recent performance is disappointing, however the expected value of our new product from both the Stanley and Stone & Leigh brands at retail remains of great interest to our customers. Our increasing backlog for new product demonstrates customer confidence in the company’s ability to overcome initial road blocks to success with our differentiated overseas strategy.”

Orders and shipments for the company’s new brand of nursery and youth furniture, Stone & Leigh, grew again this quarter. The company expects further growth as production improvements support its planned omni-channel approach to market this new brand and reach the Millennial consumer.

Operating results:

Gross profit margins were 16.6% and 18.5% for the three and nine months ended October 1, 2016 compared to 24.8 and 23.5% in the prior year comparable periods.  The lower margins for both periods resulted from a) the approximately 20% lower sales in both periods, resulting in a lower absorption of fixed costs, b) continued discounting to assist customers with their promotional efforts, preserve company cash and move older products, and c) higher quality related costs.

“As we await the shipment of backlog of newer product, we continue to aggressively promote older products that are immediately available to ship in the quarter, and this is negatively affecting margins,” commented Prillaman. “Retail floor sample promotions reported in the prior quarter assisted in prolonging life cycles of older products as we expected, yet the growth of the company now depends upon newer product success within the retail landscape.”

Selling, general and administrative expenses were $3.8 million and $10.6 million for the three and nine month period of 2016 compared to $2.8 million and $9.9 million in the comparable prior year periods, respectively.  For the three month period, these expenses increased due to higher advertising and showroom costs, the decline in cash surrender value growth of corporate-owned life insurance policies due to the surrendering of these policies early this year and higher legal and professional expenses related to the engagement of Stephens Inc. to assist with an ongoing review of strategic and capital allocation opportunities.   Higher expenses for the nine month period were primarily due to the decline in cash surrender value growth of corporate-owned life insurance policies as the company continued to pay down policy loans throughout 2015 and then surrendered these policies in the first quarter of 2016.

Operating losses were $2.0 million and $4.2 million for the three and nine month periods of 2016 compared to an operating income of $587,000 and $311,000, respectively, for the prior year comparable periods.

Net loss from continuing operations was $2.1 million, or ($.15) per diluted share, and $5.0 million, or ($.35) per diluted share, for the three and nine months of 2016, respectively, compared to a net income from continuing operations of $391,000, or $.03 per diluted share and net income of $4.4 million, or $.30 per diluted share, for the three and nine months of 2015, respectively.  The current nine months included $616,000 in tax expense related to the liquidation of corporate-owned life insurance policies.  The prior year nine month periods included the receipt $4.8 million in CDSOA proceeds, net of taxes.

During the first quarter, the company decided to surrender its corporate-owned life insurance policies.  On March 28, 2016, the company received $22.4 million in cash proceeds, which consisted of $25.6 million in cash surrender value net of $3.2 million in loans and accrued interest.  The company expects to use approximately $19.7 million in net operating loss carry-forwards as a result of taxable income generated from surrendering these policies.

Balance Sheet:

The company ended the period with $7.3 million in available cash and $663,000 in restricted cash.  During the current nine month period, the company used approximately $21.4 million of cash to pay a special dividend of $1.25 per share, fund operating losses and purchase company stock.  Working capital, excluding cash and restricted cash, decreased to $19.3 million from $21.2 million at December 31, 2015.

Subsequent to quarter end, the company entered into a secured revolving credit facility that provides for maximum borrowings of $4.0 million and matures October 2018.  This facility was obtained to provide flexibility to manage short-term fluctuations in working capital.

“We are pleased to have secured a credit facility with Wells Fargo Bank, National Association to support the company’s future plans for growth,” said Prillaman. “Until we are in a position to use cash for growth, the management team remains very focused on preserving cash until the lack of overseas production no longer limits our ability to generate cash by shipping order backlog.”

Second Special Dividend:

As announced earlier this quarter, the Board of Directors planned to declare an additional special dividend of $0.25 per share once the company secured a revolving credit facility sufficient to fund fluctuations in working capital.  As a result, the Board has declared a special dividend of $0.25 per share payable on November 18, 2016 to shareholders of record as of the close of business on November 11, 2016.

“We are pleased to return value to our shareholders through a cash dividend, as we believe we have sufficient cash on hand, as well as access to our recently obtained credit facility, to operate our business," said Prillaman.

Outlook:

“Although our execution to date has lacked the progress we expect in any new venture, our relationship with our overseas vendors, particularly Starwood, remains strong,” concluded Prillaman. “We believe in the differentiated strategy we are so diligently pursuing to lower costs and lead times and better serve customers.”

Management expects the coming quarter to again be a difficult one for sales due to a lack of sufficient inventory of newly introduced product, and margins should remain well below expected levels.   As overseas operations improve, the company expects to move forward with sales expansion plans into each of its multiple channels of distribution in the first half of next year.

About the Company

Established in 1924, Stanley Furniture Company, Inc. is a leading design, marketing and overseas sourcing resource in the middle-to-upscale segment of the wood residential market. The company offers a diversified product line supported by an overseas sourcing model and markets its brands through the wholesale trade’s network of brick-and-mortar furniture retailers, online retailers and interior designers worldwide, as well as through direct sales to the consumer through a localized approach to ecommerce fulfillment.  The company’s common stock is traded on the NASDAQ stock market under the symbol STLY.

Forward-Looking Statements

Certain statements made in this news release are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy.  These statements reflect our reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Such risks and uncertainties include disruptions from transitioning to and using a single contract manufacturer for substantially all of our products including those arising in the event the manufacturer is not able to manufacture as anticipated in terms of cost, quality or timeliness or in the event we lost this relationship, disruptions in foreign sourcing including those arising from supply or distribution disruptions or those arising from changes in political, economic and social conditions, as well as laws and regulations, in countries from which we source products, international trade policies of the United States and countries from which we source products, the inability to raise prices in response to inflation and increasing costs, lower sales due to worsening of current economic conditions, the cyclical nature of the furniture industry,  business failures or loss of large customers, failure to anticipate or respond to changes in consumer tastes, fashions and perceived value in a timely manner, competition in the furniture industry, environmental, health, and safety  compliance costs,  failure or interruption of our information technology infrastructure.  Any forward-looking statement speaks only as of the date of this news release and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

All earnings per share amounts are shown on a diluted basis.

STANLEY FURNITURE COMPANY, INC.
Consolidated Operating Results
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	Oct. 1,	Sept. 26,	Oct. 1,	Sept. 26,
	2016	2015	2016	2015

Net sales	$ 11,036	$ 13,760	$ 34,772	$ 43,565

Cost of sales	9,201	10,350	28,334	33,333

Gross profit	1,835	3,410	6,438	10,232

Selling, general and administrative expenses	3,807	2,823	10,626	9,921

Operating (loss) income	(1,972)	587	(4,188)	311

CDSOA income, net	-	-	-	4,896
Other income, net	5	12	16	52
Interest (income) expense, net	(6)	216	103	756
(Loss) income from continuing operations before income taxes	(1,961)	383	(4,275)	4,503
Income tax expense (benefit)	119	(8)	682	71

Net (loss) income from continuing operations	(2,080)	391	(4,957)	4,432

Net income (loss) from discontinued operations	-	74	-	(9)

Net (loss) income	$ (2,080)	$ 465	$ (4,957)	$ 4,423

Diluted (loss) income per share:
(Loss) income from continuing operations	$ (.15)	$ .03	$ (.35)	$ .30
Income from discontinued operations	-	-	-	-
Diluted (loss) income per share	$ (.15)	$ .03	$ (.35)	$ .30

Diluted weighted average number of shares	14,094	14,548	14,143	14,531
Special dividend per share	$ 1.25	-	$ 1.25	-

STANLEY FURNITURE COMPANY, INC.
Supplemental Information
Reconciliation of GAAP to Non-GAAP Operating Results
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	Oct. 1,	Sept. 26,	Oct. 1,	Sept. 26,
	2016	2015	2016	2015

Reconciliation of net (loss) income from continuing operations as reported to net (loss) income from continuing operations as adjusted:

Net (loss) income from continuing operations as reported	$ (2,080)	$ 391	$ (4,957)	$ 4,432
Less income from CDSOA, net of tax	-	(8)	-	(4,825)
Plus tax expense impact from liquidation of corporate-owned life insurance policies	16	-	616	-
Net (loss) income from continuing operations as adjusted	$ (2,064)	$ 383	$ (4,341)	$ (393)

Note:

We have included the above reconciliation of reported financial measures according to GAAP to non-GAAP financial measures because we believe that this reconciliation provides useful information that allows investors to compare net (loss) income from continuing operations to that of other periods by excluding CDSOA receipts (net of taxes) and the tax expense impact from the liquidation of corporate-owned life insurance policies. These measures should be considered in addition to results prepared in accordance with GAAP and should not be considered a substitute for or superior to GAAP results.

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Balance Sheets
(in thousands)
(unaudited)

	October 1,	December 31,
	2016	2015

Assets
Current assets:
Cash	$ 7,293	$ 6,497
Restricted cash	663	663
Accounts receivable, net	5,142	6,925
Inventories	21,349	20,934
Prepaid expenses and other current assets	503	959

Total current assets	34,950	35,978

Property, plant and equipment, net	1,654	1,787
Cash surrender value of life insurance, net	-	22,253
Other assets	2,940	3,128

Total assets	$ 39,544	$ 63,146

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 5,319	$ 5,883
Accrued expenses	2,388	1,701

Total current liabilities	7,707	7,584

Other long-term liabilities	8,074	7,910

Stockholders' equity	23,763	47,652

Total liabilities and stockholders' equity	$ 39,544	$ 63,146

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(unaudited)

	Nine Months Ended
	October 1,	September 26,
	2016	2015
Cash flows from operating activities:
Cash received from customers	$ 36,818	$ 42,426
Cash paid to suppliers and employees	(39,389)	(44,091)
Cash from Continued Dumping and Subsidy Offset Act	-	4,896
Income taxes paid, net	(415)	(103)
Interest paid, net	(193)	(670)
Net cash (used) provided by operating activities	(3,179)	2,458

Cash flows from investing activities:
Proceeds from surrender of corporate-owned life insurance policies	28,139	-
Purchase of other assets	(14)	-
Decrease in restricted cash	-	527
Net cash provided by investing activities	28,125	527

Cash flows from financing activities:
Payment of insurance policy loans	(5,495)	(4,279)
Purchase and retirement of common stock	(1,012)	-
Stock purchase and retirement for tax withholdings on vesting of restricted awards	(14)	-
Payment of dividends	(17,618)	-
Net cash used by financing activities	(24,139)	(4,279)

Cash flows from discontinued operations:
Net cash (used) provided by discontinued operations	(11)	1,287

Net increase (decrease) in cash and equivalents	796	(7)
Cash and equivalents at beginning of period	6,497	5,584

Cash and equivalents at end of period	$ 7,293	$ 5,577

Reconciliation of net (loss) income to net cash (used) provided by operating activities:
Net (loss) income	$ (4,957)	$ 4,423

Loss from discontinued operations	-	9
Depreciation and amortization	350	352
Stock-based compensation	218	539
Changes in assets and liabilities	1,210	(2,865)
Net cash (used) provided by operating activities	$ (3,179)	$ 2,458